UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No. 1

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Jameson Inns, Inc.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title to each class of securities to which transaction applies:

Common Stock, par value $.10 per share of Jameson Inns, Inc.

2)	Aggregate number of securities to which transaction applies:

(1) 57,865,961 shares of Jameson Inns, Inc. common stock (as of June 21, 2006), (2) 868,400 shares of Jameson Inns, Inc. common stock underlying stock options to purchase Jameson Inns, Inc. common stock, of which 616,600 shares underlie options with an exercise price of less than $2.97 (as of June 21, 2006), and (3) approximately 14,975,379 shares of Jameson Inns, Inc. common stock to be issued upon conversion of the 7% Convertible Senior Subordinated Notes due 2010

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $23,157 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $107.00 per million of the aggregate merger consideration of $216,423,439. The aggregate merger consideration is calculated as the sum of (1) the product of 57,865,961 shares of Jameson Inns, Inc. common stock and the merger consideration of $2.97 per share in cash, (2) an amount, with respect to each outstanding option to acquire shares of common stock of Jameson Inns, equal to (i) the excess, if any, of (x) $2.97 over (y) the exercise price per share subject to such option multiplied by (ii) the number of shares of Jameson Inns, Inc, stock for which such option has not been exercised for a total of $84,659, and (3) the product of 14,975,379 shares of Jameson Inns, Inc. common stock estimated to be issued upon conversion of the 7% Convertible Senior Subordinated Notes due 2010 (for the purposes of this calculation only, we assume a closing date of July 30, 2006) and the merger consideration of $2.97 per share in cash.

4)	Proposed maximum aggregate value of transaction:

$216,423,439

5)	Total fee paid:

$23,157

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

$23,147

2)	Form, Schedule or Registration Statement No.:

PREM 14A

3)	Filing Party:

Jameson Inns, Inc.

4)	Date Filed:

June 2, 2006

Explanatory Note:	This amendment is being filed solely to reflect the increase in the merger consideration to be paid by virtue of the increase in the number of outstanding shares of the common stock of the Registrant.